CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated May 29, 2015 on the financial statements and financial highlights of the Regal Total Return Fund, a series of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 29, 2015